EXHIBIT 99.1

Stock Yards Bancorp Reports Second Quarter Earnings of $26.8 Million or $0.91 Per Diluted Share

Second Quarter Results Highlighted by Organic Loan Growth and Net Interest Income Expansion

LOUISVILLE, Ky., July 27, 2022 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported earnings for the second quarter ended June 30, 2022, of $26.8 million, or $0.91 per diluted share. This compares to net income of $4.2 million, or $0.17 per diluted share, for the second quarter of 2021, which reflected $18.1 million in merger expenses and $7.4 million in merger related credit loss expense tied to the prior year Kentucky Bancshares acquisition. Solid organic loan growth across all markets and increased levels of non-interest income contributed to the second quarter 2022 results.

(dollar amounts in thousands, except per share data)	2Q22	1Q22	2Q21
Net income	$26,794	$7,906	$4,184
Net income per share, diluted	0.91	0.29	0.17

Net interest income	$56,984	$48,760	$41,584
Provision for credit loss expense(6)	(200)	2,279	4,147
Non-interest income	21,940	19,203	15,788
Non-interest expenses	44,675	56,297	48,177

Net interest margin	3.20%	3.11%	3.36%
Efficiency ratio(4)	56.42%	82.61%	83.86%
Tangible common equity to tangible assets(1)	7.00%	6.94%	8.57%
Annualized return on average equity(7)	14.34%	4.55%	3.25%
Annualized return on average assets(7)	1.40%	0.47%	0.32%

“We delivered solid earnings for the second quarter highlighted by the second highest quarterly loan production in our history and significant non-interest income generation,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “On the heels of a record first quarter of legacy loan growth, second quarter loan growth (excluding PPP loans) totaled $64 million and was well diversified across all of our markets. While we anticipated rising interest rates to negatively impact our loan pipelines, this has not been the case as our pipelines to date have remained healthy.”

“Similar to the last several quarters, we again reported record non-interest income for the second quarter of 2022, a compliment to our diversified income revenue streams,” said Hillebrand. “Card income and treasury management fees climbed to new levels at quarter-end, primarily due to increases in new business, volume and usage. Given the volatile stock market during the first half of the year, we are encouraged by the growth in wealth management and trust income, as fee growth was driven by net customer expansion during the quarter. Additionally, our net interest margin (NIM) benefitted from the interest rate increases enacted by the Federal Reserve Bank (FRB) during the quarter, and we are well-positioned to benefit even further from anticipated future rate increases in the months ahead.”

“In addition to organic growth, I am excited to report our first full quarter reflecting our successful merger with Commonwealth Bancshares (Commonwealth),” Hillebrand continued. “We completed the Commonwealth core conversion at the end of the first quarter and the acquisition is contributing nicely to our operating results. We are a significantly different company today than we were just two years ago. There is still plenty of work to do, but I’m excited about the opportunities this transformation provides for continued long-term growth.”

At June 30, 2022, the Company had $7.58 billion in assets, $4.88 billion in loans and $6.55 billion in total deposits. The Company’s combined enterprise, which encompasses 73 branch offices across three states, will continue to benefit from a diversified geographic footprint and provide significant growth opportunities in both the banking and wealth management arenas.

Additional key factors contributing to the second quarter of 2022 results included:

  Loan growth (excluding PPP loans) totaled $64 million, or 1%, on a linked quarter basis. Excluding the Commonwealth acquisition, legacy loans grew by $182 million, or 5%, during the first six months of 2022. Second quarter loan production marked the second highest result in the Company’s history behind the first quarter of 2022.
  Deposit balances contracted by $196 million, or 3%, on a linked quarter basis, attributable to seasonal public funds, time maturities and other deposit fluctuations.
  Net interest income increased $15.4 million, or 37%, for the second quarter of 2022 compared to the second quarter a year ago, consistent with the $2.20 billion, or 44%, increase in average earning assets and to a lesser the extent, the FRB interest rate hikes.
  NIM improved for the second consecutive quarter, increasing nine basis points on a linked quarter basis to 3.20%.
  Despite a slightly worsening economic forecast and qualitative factor additions requiring an increase in provision levels, a $200,000 net reduction in credit loss expense was recorded for the second quarter of 2022, as the release of specific reserves related to several recently acquired loans more than offset any required increases.
  Non-interest income increased by $6.2 million, or 39%, over the second quarter of 2021, as customer expansion and recent acquisitions once again drove record quarterly wealth management and trust income, card income and treasury management fees.
  Total non-interest expenses remained controlled and consistent with expectations.
  Tangible book value per share was $17.59(1) at June 30, 2022, compared to $17.92(1) at March 31, 2022, and $19.16(1) at June 30, 2021. During 2022, tangible common equity and tangible book value have been impacted by the marked increase in interest rates and the related negative impact on accumulated other comprehensive income. During the first six months of 2022, equity was reduced by $80 million as a result of unrealized losses in the available for sale debt securities portfolio (net of tax). These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, and have a long history of no credit losses.

Results of Operations – Second Quarter 2022 Compared with Second Quarter 2021

Net interest income, the Company’s largest source of revenue, increased 37%, or $15.4 million, to $57.0 million, driven by higher interest income on non-PPP loans. Organic growth, and to a greater extent the Central/Eastern Kentucky market expansion, have boosted net interest income over the past 12 months.

  Total interest income increased by $16.0 million, or 37%, to $59.1 million.
    Interest income on non-PPP loans increased $16.4 million, or 49%, over the prior year quarter. Consistent with the $1.46 billion, or 44%, increase in average non-PPP loans, and to a lesser extent recent interest rate increases, the average quarterly yield earned on non-PPP loans increased 15 basis points over the past 12 months to 4.15%. PPP interest and fee income totaled $1.2 million and $6.9 million for the second quarters of 2022 and 2021, respectively.
    Interest income on debt securities increased $4.5 million compared to the second quarter of 2021. While the average balance of securities increased $948 million over the prior year quarter, the yield earned increased 27 basis points to 1.69%.
  Total interest expense increased $606,000, or 40%, to $2.1 million, as the cost of interest bearing liabilities declined one basis point to 0.18%.
  NIM decreased 16 basis points to 3.20% for the second quarter of 2022, from 3.36% for the second quarter a year ago. During the quarter, the slowdown of forgiveness within the PPP loan portfolio and related fee income recognition resulted in only a six basis point positive impact to NIM, compared to a 48 basis point positive impact to NIM in the second quarter a year ago.

The Company recorded a net benefit of $200,000 for credit losses during the second quarter of 2022, which included a $700,000 benefit to provision for credit losses on loans and $500,000 provision for credit loss expense for off-balance sheet exposures. While the national unemployment rate remained unchanged at 3.6%, the FRB’s June forecast of future unemployment deteriorated from the March forecast, resulting in additional provision for credit loss expense for loans within the CECL allowance model. However, the negative impact of the economic forecast update was more than offset by the release of approximately $3.0 million of specific reserves for individual recently acquired loans that paid off during the quarter, with no loss or charge-off realized by the Company. The increase in provision for credit loss expense for off-balance sheet exposures was attributed to both increased production and credit availability.

Non-interest income increased $6.2 million, or 39%, to $21.9 million, with the recent acquisitions contributing significantly to revenue growth.

  Wealth management and trust income ended very strong at $9.5 million for the second quarter of 2022, increasing $2.6 million, or 38%, over the second quarter a year ago. The benefit from net new business growth has served to offset lower market performance, which compressed assets under management.
  Card income increased $1.5 million, or 45%, over the second quarter of 2021, as card activity continues to benefit from generally strong spending trends and overall inflation in the marketplace.
  Treasury management fees increased $457,000, or 26%, driven by increased transaction volume, new product sales and customer base expansion. Continued calling efforts and the Company’s ability to generate new fee income has been the catalyst for this remarkable growth.
  Mortgage banking income, which primarily consists of gain on sale of loans, net servicing income and mortgage servicing rights amortization, was $1.3 million for the second quarter of 2022, unchanged from the second quarter a year ago. Overall volume in 2022 has cooled consistent with rising interest rates, while income levels benefitted from better loan pricing and increased net servicing income related to the Commonwealth loan servicing portfolio.

Non-interest expenses declined $3.5 million compared to the second quarter of 2021, to $44.7 million.

  Compensation expense increased $6.5 million, or 42%, primarily due to the increase in full time equivalent employees associated with the recent acquisitions. Full time equivalent employees increased to 1,018 at June 30, 2022 from 823 at June 30, 2021.
  Employee benefits increased $1.1 million, or 32%, compared to the second quarter of 2021, mainly due to the elevated health insurance, 401(k) and payroll tax expenses associated with the above-mentioned increase in full time equivalent employees.
  Net occupancy and equipment expenses increased $1.4 million, or 63%, compared to the second quarter a year ago. In connection with the Commonwealth and Kentucky Bancshares acquisitions, a total of 30 branches were added in addition to operational buildings.
  Technology and communication expenses, which includes computer software amortization, equipment depreciation and expenditures related to investments in technology needed to maintain and improve the quality of customer delivery channels, information security and internal resources, increased $1.3 million, or 49%, consistent with an increase in customer accounts through acquisition and organic growth, and core system upgrades.
  Card processing expense increased $689,000 consistent with the card income revenue trend discussed previously.
  Marketing and business development expense increased $623,000, or 76%, primarily due to increased travel, customer entertainment, community support and advertising expenses.
  Intangible amortization expense increased $1.5 million consistent with the increase in customer intangible assets related to the Commonwealth acquisition.
  Other non-interest expenses increased $1.1 million, or 76%, primarily due to increased card rewards expense, fraud losses and insurance captive expense.

Financial Condition – June 30, 2022 Compared with June 30, 2021

Total assets increased $1.50 billion, or 25%, year over year to $7.58 billion, boosted by the Commonwealth acquisition and strong organic growth.

Total loans increased $671 million year over year, or 16%, to $4.88 billion. Excluding the PPP loan portfolio, total loans increased $1.01 billion, or 26%, over the past 12 months, with approximately $630 million of the growth attributable to the Commonwealth acquisition.

Total investment securities have increased $619 million, or 61%, year over prior year, as the Company acquired $247 million in securities with the Commonwealth acquisition and deployed a significant amount of excess cash into securities.

Total deposits increased $1.29 billion, or 25%, from June 30, 2021 to June 30, 2022, with approximately $1.12 billion of the growth associated with the Commonwealth acquisition.

Asset quality, which has trended within a narrow range over the past several years, has remained solid. During the second quarter of 2022, the Company recorded net loan charge-offs of $5,000, compared to net loan charge-offs of $2.7 million in the second quarter of 2021. Non-performing loans improved to $9.0 million, or 0.19%(2) of total loans outstanding (excluding PPP) compared to $13.9 million, or 0.36%(2) of total loans (excluding PPP) outstanding at June 30, 2021. The ratio of allowance for credit losses to loans (excluding PPP) ended at 1.37%(2) at June 30, 2022 compared to 1.55%(2) at June 30, 2021.

At June 30, 2022, the Company remained “well-capitalized,” the highest regulatory capital rating for financial institutions. Total equity to assets was 9.85%(1) and the tangible common equity ratio was 7.00%(1) at June 30, 2022, compared to 10.69%(1) and 8.57%(1), respectively, at June 30, 2021. The increase in interest rates during the second quarter led to outsized unrealized losses within the available for sale debt securities portfolio, with the $80 million decline in accumulated other comprehensive income driving down the tangible common equity ratio.

In May 2022, the board of directors declared a cash dividend of $0.28 per common share. The dividend was paid July 1, 2022, to shareholders of record as of June 20, 2022.

No shares were repurchased in 2022 or 2021 and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan, which expires in May 2023.

Results of Operations – Second Quarter 2022 Compared with First Quarter 2022

Net interest income increased $8.2 million, or 17%, over the prior quarter to $57.0 million, led by the Commonwealth acquisition and organic loan growth. NIM improved for the second consecutive quarter, increasing nine basis points on a linked quarter basis to 3.20%.

The Company recorded a net benefit of $200,000 for credit losses, which included a $700,000 benefit to provision for credit losses on loans and a $500,000 provision for credit losses expense for off-balance sheet exposures. During the first quarter of 2022, the Company recorded a net $2.3 million provision for credit losses, which included a $1.8 million benefit to provision for credit losses on loans and $400,000 benefit to provision for credit losses on off-balance sheet exposures. The reductions were consistent with further stabilization in the FRB’s unemployment forecast, net recoveries, and solid credit quality statistics and were offset by $4.4 million of credit loss expense recorded on loans acquired from Commonwealth.

Non-interest income increased $2.7 million, or 14%, to $21.9 million. Higher wealth management and trust income, card income and treasury management fees all contributed to the quarterly increase.

Non-interest expenses decreased $11.6 million, or 21%, to $44.7 million. There were no merger expenses in the second quarter of 2022, compared with $19.5 million of related expenses in the prior quarter. Compensation expense increased $4.2 million, to $22.2 million compared with the first quarter of 2022, due to the addition of full time equivalent employees in association with the Commonwealth acquisition.

Financial Condition – June 30, 2022, Compared with March 31, 2022

Total assets decreased $194 million, or 2%, on a linked quarter basis to $7.58 billion.

Total loans (excluding PPP) increased $64 million, or 1%, on a linked quarter basis. Total line of credit usage was 41% as of June 30, 2022 and unchanged compared to March 31, 2022. Commercial and industrial line usage declined to 31% as of June 30, 2022, compared to 32% as of March 31, 2022.

Total deposits decreased $196 million, or 3%, on a linked quarter basis attributable to seasonal public funds, time deposit maturities and other fluctuations.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $7.58 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2021, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2022 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Income Statement Data	2022	2021	2022	2021

Net interest income, fully tax equivalent (3)	$57,244	$41,661	$106,188	$79,535
Interest income:
Loans	$50,612	$40,095	$95,355	$77,095
Federal funds sold and interest bearing due from banks	1,113	84	1,395	150
Mortgage loans held for sale	50	58	74	122
Securities	7,333	2,865	12,268	5,253
Total interest income	59,108	43,102	109,092	82,620
Interest expense:
Deposits	1,770	1,435	2,941	2,945
Securities sold under agreements to repurchase and other short-term borrowings	76	9	96	16
Federal Home Loan Bank advances	-	74	-	250
Subordinated debentures	278	-	311	-
Total interest expense	2,124	1,518	3,348	3,211
Net interest income	56,984	41,584	105,744	79,409
Provision for credit losses (6)	(200)	4,147	2,079	2,672
Net interest income after provision for credit losses	57,184	37,437	103,665	76,737
Non-interest income:
Wealth management and trust services	9,495	6,858	17,738	13,106
Deposit service charges	2,061	1,233	3,924	2,177
Debit and credit card income	4,748	3,284	8,867	5,557
Treasury management fees	2,187	1,730	4,091	3,270
Mortgage banking income	1,295	1,303	2,298	2,747
Net investment product sales commissions and fees	731	545	1,338	1,009
Bank owned life insurance	270	206	536	367
Other	1,153	629	2,351	1,399
Total non-interest income	21,940	15,788	41,143	29,632
Non-interest expenses:
Compensation	22,204	15,680	40,173	28,507
Employee benefits	4,429	3,367	8,968	6,628
Net occupancy and equipment	3,663	2,244	6,688	4,289
Technology and communication	3,984	2,670	7,403	5,016
Debit and credit card processing	1,665	976	3,002	1,681
Marketing and business development	1,445	822	2,217	1,346
Postage, printing and supplies	825	460	1,558	869
Legal and professional	1,027	666	1,677	1,128
FDIC Insurance	536	349	1,181	754
Amortization of investments in tax credit partnerships	89	231	177	262
Capital and deposit based taxes	582	527	1,100	985
Merger expenses	-	18,100	19,500	18,500
Federal Home Loan Bank early termination penalty	-	474	-	474
Intangible amortization	1,611	127	2,324	204
Other	2,615	1,484	5,004	2,507
Total non-interest expenses	44,675	48,177	100,972	73,150
Income before income tax expense	34,449	5,048	43,836	33,219
Income tax expense	7,547	864	8,992	6,325
Net income	26,902	4,184	34,844	26,894
Less: income attributed to non-controlling interest	108	-	144	-
Net income available to stockholders	$26,794	$4,184	$34,700	$26,894

Net income per share - Basic	$0.92	$0.17	$1.23	$1.14
Net income per share - Diluted	0.91	0.17	1.22	1.13
Cash dividend declared per share	0.28	0.27	0.56	0.54

Weighted average shares - Basic	29,131	24,140	28,186	23,489
Weighted average shares - Diluted	29,346	24,379	28,421	23,731

			June 30,
Balance Sheet Data			2022	2021

Investment securities			$1,625,488	$1,006,908
Loans			4,877,324	4,206,392
Allowance for credit losses on loans			66,362	59,424
Total assets			7,583,105	6,088,072
Non-interest bearing deposits			2,121,304	1,743,953
Interest bearing deposits			4,427,826	3,516,153
Federal Home Loan Bank advances			-	10,000
Subordinated debentures			26,144	-
Stockholders' equity			747,131	651,089
Total shares outstanding			29,243	26,588
Book value per share (1)			$25.55	$24.49
Tangible common equity per share (1)			17.59	19.16
Market value per share			59.82	50.89

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2022 Earnings Release

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Average Balance Sheet Data	2022	2021	2022	2021

Federal funds sold and interest bearing due from banks	$561,101	$313,954	$615,878	$274,880
Mortgage loans held for sale	11,303	8,678	9,974	11,632
Investment securities	1,741,844	793,696	1,560,873	727,801
Federal Home Loan Bank stock	13,811	11,924	12,169	11,285
Loans	4,846,013	3,844,662	4,613,264	3,725,871
Total interest earning assets	7,174,072	4,972,914	6,812,158	4,751,469
Total assets	7,651,332	5,226,654	7,264,423	4,970,172
Interest bearing deposits	4,515,563	3,055,360	4,333,153	2,936,334
Total deposits	6,639,458	4,552,583	6,304,678	4,324,647
Securities sold under agreement to repurchase and other short term borrowings	149,747	66,591	125,545	61,592
Federal Home Loan Bank advances	-	19,135	-	24,174
Subordinated debentures	26,111	-	17,132	-
Total interest bearing liabilities	4,691,421	3,141,086	4,475,830	3,022,100
Total stockholders' equity	749,445	516,427	727,244	480,822

Performance Ratios
Annualized return on average assets (7)	1.40%	0.32%	0.96%	1.09%
Annualized return on average equity (7)	14.34%	3.25%	9.62%	11.28%
Net interest margin, fully tax equivalent	3.20%	3.36%	3.14%	3.38%
Non-interest income to total revenue, fully tax equivalent	27.71%	27.48%	27.93%	27.14%
Efficiency ratio, fully tax equivalent (4)	56.42%	83.86%	68.53%	67.01%

Capital Ratios
Total stockholders' equity to total assets (1)			9.85%	10.69%
Tangible common equity to tangible assets (1)			7.00%	8.57%
Average stockholders' equity to average assets			10.01%	9.67%
Total risk-based capital			12.27%	12.80%
Common equity tier 1 risk-based capital			10.81%	11.79%
Tier 1 risk-based capital			11.26%	11.79%
Leverage			8.58%	10.26%

Loan Segmentation
Commercial real estate - non-owner occupied			$1,397,330	$1,170,461
Commercial real estate - owner occupied			787,559	604,120
Commercial and industrial			1,090,404	845,038
Commercial and industrial - PPP			36,767	377,021
Residential real estate - owner occupied			533,577	377,783
Residential real estate - non-owner occupied			293,852	273,782
Construction and land development			372,197	281,149
Home equity lines of credit			192,102	142,468
Consumer			137,278	105,439
Leases			14,611	14,171
Credit cards			21,647	14,960
Total loans and leases			$4,877,324	$4,206,392

Asset Quality Data
Non-accrual loans			$7,827	$12,814
Troubled debt restructurings			-	14
Loans past due 90 days or more and still accruing			1,176	1,050
Total non-performing loans			9,003	13,878
Other real estate owned			7,601	648
Total non-performing assets			$16,604	$14,526
Non-performing loans to total loans (2)			0.18%	0.33%
Non-performing assets to total assets			0.22%	0.24%
Allowance for credit losses on loans to total loans (2)			1.36%	1.41%
Allowance for credit losses on loans to average loans			1.44%	1.59%
Allowance for credit losses on loans to non-performing loans			737%	428%
Net (charge-offs) recoveries	$(5)	$(2,744)	$535	$(2,750)
Net (charge-offs) recoveries to average loans (5)	-0.00%	-0.07%	0.01%	-0.07%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2022 Earnings Release

	Quarterly Comparison
Income Statement Data	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21

Net interest income, fully tax equivalent (3)	$57,244	$48,944	$46,328	$45,643	$41,661
Net interest income	$56,984	$48,760	$46,182	$45,483	$41,584
Provision for credit losses (6)	(200)	2,279	(1,900)	(1,525)	4,147
Net interest income after provision for credit losses	57,184	46,481	48,082	47,008	37,437
Non-interest income:
Wealth management and trust services	9,495	8,243	7,379	7,128	6,858
Deposit service charges	2,061	1,863	1,907	1,768	1,233
Debit and credit card income	4,748	4,119	4,012	3,887	3,284
Treasury management fees	2,187	1,904	1,871	1,771	1,730
Mortgage banking income	1,295	1,003	1,062	915	1,303
Net investment product sales commissions and fees	731	607	764	780	545
Bank owned life insurance	270	266	272	275	206
Other	1,153	1,198	1,337	1,090	629
Total non-interest income	21,940	19,203	18,604	17,614	15,788
Non-interest expenses:
Compensation	22,204	17,969	17,146	17,381	15,680
Employee benefits	4,429	4,539	3,189	3,662	3,367
Net occupancy and equipment	3,663	3,025	2,667	2,732	2,244
Technology and communication	3,984	3,419	2,956	3,173	2,670
Debit and credit card processing	1,665	1,337	1,334	1,479	976
Marketing and business development	1,445	772	1,793	1,011	822
Postage, printing and supplies	825	733	714	630	460
Legal and professional	1,027	650	755	700	666
FDIC Insurance	536	645	706	387	349
Amortization of investments in tax credit partnerships	89	88	52	53	231
Capital and deposit based taxes	582	518	549	556	527
Merger expenses	-	19,500	-	525	18,100
Federal Home Loan Bank early termination penalty	-	-	-	-	474
Intangible amortization	1,611	713	275	290	127
Other	2,615	2,389	2,436	1,979	1,484
Total non-interest expenses	44,675	56,297	34,572	34,558	48,177
Income before income tax expense	34,449	9,387	32,114	30,064	5,048
Income tax expense	7,547	1,445	7,525	6,902	864
Net income	26,902	7,942	24,589	23,162	4,184
Less: income attributed to non-controlling interest	108	36	-	-	-
Net income available to stockholders	$26,794	$7,906	$24,589	$23,162	$4,184

Net income per share - Basic	$0.92	$0.29	$0.93	$0.87	$0.17
Net income per share - Diluted	0.91	0.29	0.92	0.87	0.17
Cash dividend declared per share	0.28	0.28	0.28	0.28	0.27

Weighted average shares - Basic	29,131	27,230	26,492	26,485	24,140
Weighted average shares - Diluted	29,346	27,485	26,800	26,726	24,379

	Quarterly Comparison
Balance Sheet Data	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21

Cash and due from banks	$88,422	$109,799	$62,304	$84,520	$58,477
Federal funds sold and interest bearing due from banks	485,447	641,892	898,888	500,421	481,716
Mortgage loans held for sale	10,045	9,323	8,614	10,201	5,420
Investment securities	1,625,488	1,698,546	1,180,298	1,070,148	1,006,908
Federal Home Loan Bank stock	13,811	13,811	9,376	9,376	14,475
Loans	4,877,324	4,847,683	4,169,303	4,189,117	4,206,392
Allowance for credit losses on loans	66,362	67,067	53,898	56,533	59,424
Goodwill	202,524	202,524	135,830	135,830	136,529
Total assets	7,583,105	7,777,152	6,646,025	6,181,188	6,088,072
Non-interest bearing deposits	2,121,304	2,089,072	1,755,754	1,744,790	1,743,953
Interest bearing deposits	4,427,826	4,656,419	4,031,760	3,597,234	3,516,153
Securities sold under agreements to repurchase	161,512	142,146	75,466	74,406	63,942
Federal funds purchased	8,771	8,920	10,374	10,908	10,947
Federal Home Loan Bank advances	-	-	-	10,000	10,000
Subordinated debentures	26,144	26,045	-	-	-
Stockholders' equity	747,131	758,143	675,869	663,547	651,089
Total shares outstanding	29,243	29,220	26,596	26,585	26,588
Book value per share (1)	$25.55	$25.95	$25.41	$24.96	$24.49
Tangible common equity per share (1)	17.59	17.92	20.09	19.63	19.16
Market value per share	59.82	52.90	63.88	58.65	50.89

Capital Ratios
Total stockholders' equity to total assets (1)	9.85%	9.75%	10.17%	10.73%	10.69%
Tangible common equity to tangible assets (1)	7.00%	6.94%	8.22%	8.64%	8.57%
Average stockholders' equity to average assets	9.79%	10.24%	10.43%	10.75%	9.88%
Total risk-based capital	12.27%	12.14%	12.79%	12.61%	12.80%
Common equity tier 1 risk-based capital	10.81%	10.66%	11.94%	11.69%	11.79%
Tier 1 risk-based capital	11.26%	11.12%	11.94%	11.69%	11.79%
Leverage	8.58%	9.34%	8.86%	8.98%	10.26%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2022 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21

Federal funds sold and interest bearing due from banks	$561,101	$671,263	$699,222	$532,549	$313,954
Mortgage loans held for sale	11,303	8,629	12,556	8,875	8,678
Investment securities	1,741,844	1,321,551	1,099,235	1,034,712	793,696
Loans	4,846,013	4,377,930	4,172,676	4,173,260	3,844,662
Total interest earning assets	7,174,072	6,389,882	5,993,065	5,760,760	4,972,914
Total assets	7,651,332	6,872,273	6,406,612	6,139,176	5,226,654
Interest bearing deposits	4,515,563	4,148,716	3,798,666	3,525,785	3,055,360
Total deposits	6,639,458	5,966,178	5,559,577	5,297,917	4,552,583
Securities sold under agreement to repurchase and federal funds purchased	149,747	101,075	86,911	82,048	66,591
Federal Home Loan Bank advances	-	-	7,174	10,000	19,135
Subordinated debentures	26,111	8,052	-	-	-
Total interest bearing liabilities	4,691,421	4,257,843	3,892,751	3,617,833	3,141,086
Total stockholders' equity	749,445	703,929	668,287	660,099	516,427

Performance Ratios
Annualized return on average assets (7)	1.40%	0.47%	1.52%	1.50%	0.32%
Annualized return on average equity (7)	14.34%	4.55%	14.60%	13.92%	3.25%
Net interest margin, fully tax equivalent	3.20%	3.11%	3.07%	3.14%	3.36%
Non-interest income to total revenue, fully tax equivalent	27.71%	28.18%	28.65%	27.85%	27.48%
Efficiency ratio, fully tax equivalent (4)	56.42%	82.61%	53.24%	54.63%	83.86%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,397,330	$1,397,633	$1,128,244	$1,142,647	$1,170,461
Commercial real estate - owner occupied	787,559	803,181	678,405	652,631	604,120
Commercial and industrial	1,090,404	1,083,980	967,022	910,923	845,038
Commercial and industrial - PPP	36,767	71,361	140,734	231,335	377,021
Residential real estate - owner occupied	533,577	492,123	400,695	398,069	377,783
Residential real estate - non-owner occupied	293,852	297,127	281,018	277,045	273,782
Construction and land development	372,197	346,372	299,206	303,642	281,149
Home equity lines of credit	192,102	186,024	138,976	140,027	142,468
Consumer	137,278	135,198	104,294	104,629	105,439
Leases	14,611	13,952	13,622	12,348	14,171
Credit cards	21,647	20,732	17,087	15,821	14,960
Total loans and leases	$4,877,324	$4,847,683	$4,169,303	$4,189,117	$4,206,392

Asset Quality Data
Non-accrual loans	$7,827	$12,494	$6,712	$5,036	$12,814
Troubled debt restructurings	-	10	12	13	14
Loans past due 90 days or more and still accruing	1,176	300	684	-	1,050
Total non-performing loans	9,003	12,804	7,408	5,049	13,878
Other real estate owned	7,601	7,156	7,212	7,229	648
Total non-performing assets	$16,604	$19,960	$14,620	$12,278	$14,526
Non-performing loans to total loans (2)	0.18%	0.26%	0.18%	0.12%	0.33%
Non-performing assets to total assets	0.22%	0.26%	0.22%	0.20%	0.24%
Allowance for credit losses on loans to total loans (2)	1.36%	1.38%	1.29%	1.35%	1.41%
Allowance for credit losses on loans to average loans	1.37%	1.53%	1.29%	1.35%	1.55%
Allowance for credit losses on loans to non-performing loans	737%	524%	728%	1120%	428%
Net (charge-offs) recoveries	$(5)	$540	$(1,535)	$(1,891)	$(2,744)
Net (charge-offs) recoveries to average loans (5)	-0.00%	0.01%	-0.04%	-0.05%	-0.07%

Other Information
Total assets under management (in millions)	$6,555	$7,305	$4,801	$4,506	$4,440
Full-time equivalent employees	1,018	997	820	794	823

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21

Total stockholders' equity - GAAP (a)	$747,131	$758,143	$675,869	$663,547	$651,089
Less: Goodwill	(202,524)	(202,524)	(135,830)	(135,830)	(136,529)
Less: Core deposit and other intangibles	(30,357)	(31,968)	(5,596)	(5,871)	(5,162)
Tangible common equity - Non-GAAP (c)	$514,250	$523,651	$534,443	$521,846	$509,398

Total assets - GAAP (b)	$7,583,105	$7,777,152	$6,646,025	$6,181,188	$6,088,072
Less: Goodwill	(202,524)	(202,524)	(135,830)	(135,830)	(136,529)
Less: Core deposit and other intangibles	(30,357)	(31,968)	(5,596)	(5,871)	(5,162)
Tangible assets - Non-GAAP (d)	$7,350,224	$7,542,660	$6,504,599	$6,039,487	$5,946,381

Total stockholders' equity to total assets - GAAP (a/b)	9.85%	9.75%	10.17%	10.73%	10.69%
Tangible common equity to tangible assets - Non-GAAP (c/d)	7.00%	6.94%	8.22%	8.64%	8.57%

Total shares outstanding (e)	29,243	29,220	26,596	26,585	26,588

Book value per share - GAAP (a/e)	$25.55	$25.95	$25.41	$24.96	$24.49
Tangible common equity per share - Non-GAAP (c/e)	17.59	17.92	20.09	19.63	19.16

(2) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses on loans, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because they provide a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses on loans and are not at risk of non-performance.

	Quarterly Comparison
(Dollars in thousands)	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21

Total Loans - GAAP (a)	$4,877,324	$4,847,683	$4,169,303	$4,189,117	$4,206,392
Less: PPP loans	(36,767)	(71,361)	(140,734)	(231,335)	(377,021)
Total non-PPP Loans - Non-GAAP (b)	$4,840,557	$4,776,322	$4,028,569	$3,957,782	$3,829,371

Allowance for credit losses on loans (c)	$66,362	$67,067	$53,898	$56,533	$59,424
Total non-performing loans (d)	9,003	12,804	7,408	5,049	13,878

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.36%	1.38%	1.29%	1.35%	1.41%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.37%	1.40%	1.34%	1.43%	1.55%

Non-performing loans to total loans - GAAP (d/a)	0.18%	0.26%	0.18%	0.12%	0.33%
Non-performing loans to total loans - Non-GAAP (d/b)	0.19%	0.27%	0.18%	0.13%	0.36%

(3) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(4) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and non-recurring merger expenses.

	Quarterly Comparison
(Dollars in thousands)	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21

Total non-interest expenses - GAAP (a)	$44,675	$56,297	$34,572	$34,558	$48,177
Less: Non-recurring merger expenses	-	(19,500)	-	(525)	(18,100)
Less: Amortization of investments in tax credit partnerships	(89)	(88)	(52)	(53)	(231)
Total non-interest expenses - Non-GAAP (c)	$44,586	$36,709	$34,520	$33,980	$29,846

Total net interest income, fully tax equivalent	$57,244	$48,944	$46,328	$45,643	$41,661
Total non-interest income	21,940	19,203	18,604	17,614	15,788
Less: Gain/loss on sale of securities	-	-	-	-	-
Total revenue - GAAP (b)	$79,184	$68,147	$64,932	$63,257	$57,449

Efficiency ratio - GAAP (a/b)	56.42%	82.61%	53.24%	54.63%	83.86%
Efficiency ratio - Non-GAAP (c/b)	56.31%	53.87%	53.16%	53.72%	51.95%

(5) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.

(6) - Detail of Provision for credit losses follows:

	Quarterly Comparison
(in thousands)	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21

Provision for credit losses - loans	$(700)	$2,679	$(1,100)	$(1,000)	$4,697
Provision for credit losses - off balance sheet exposures	500	(400)	(800)	(525)	(550)
Total provision for credit losses	$(200)	$2,279	$(1,900)	$(1,525)	$4,147

(7) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity. As a result of the substantial impact of non-recurring items related to the Commonwealth Bancshares and Kentucky Bancshares acquisitions, Bancorp considers adjusted return on average assets and return on average equity ratios important, as they reflect performance after removing certain merger expenses and purchase accounting adjustments.

	Quarterly Comparison
(Dollars in thousands)	6/30/22	3/31/22	12/31/21	9/30/21	6/30/21

Net income attributable stockholders - GAAP (a)	$26,794	$7,906	$24,589	$23,162	$4,184
Add: Non-recurring merger expenses	-	19,500	-	525	18,100
Add: Provision for credit losses on acquired loans	-	4,429	-	-	7,397
Less: Tax effect of adjustments to net income	-	(3,717)	-	(121)	(4,360)
Total net income - Non-GAAP (b)	$26,794	$28,118	$24,589	$23,577	$24,327

Total average assets (c)	$7,651,332	$6,872,273	$6,406,612	$6,139,176	$5,226,654

Total average stockholder equity (d)	749,445	703,929	668,287	660,099	516,427

Return on average assets - GAAP (a/c)	1.40%	0.47%	1.52%	1.50%	0.32%
Return on average assets - Non-GAAP (b/c)	1.40%	1.66%	1.52%	1.52%	1.87%

Return on average equity - GAAP (a/d)	14.34%	4.55%	14.60%	13.92%	3.25%
Return on average equity - Non-GAAP (b/d)	14.34%	16.20%	14.60%	14.17%	18.89%

Contact:	T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890